As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED ROCK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-5081182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

Red Rock Resorts, Inc.

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

(702) 495-3000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Red Rock Resorts, Inc. Amended and Restated 2016 Equity Incentive Plan

(Full title of the plan)

Frank J. Fertitta III

Chief Executive Officer

Red Rock Resorts, Inc.

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

(702) 495-3000

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Deborah R. Conrad, Esq.

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067-3019

(424) 386-4671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value	13,558,047 Common Shares	$22.49 (2)	$304,920,477 (2)	$36,956.36

(1)

Red Rock Resorts, Inc. (the “Registrant” or the “Company”) has previously registered 11,585,479 shares of Class A Common Stock (“Common Shares”) for issuance under the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The Registrant’s shareholders approved the Red Rock Resorts, Inc. Amended and Restated 2016 Equity Incentive Plan (the “Amended 2016 Plan”) at the annual meeting of shareholders held on June 13, 2019 (the “Approval Date”), which increases the Common Shares reserved for issuance under the Amended 2016 Plan by 11,585,479 Common Shares. This registration statement is registering 13,558,047 Common Shares, representing the additional 11,585,479 Common Shares approved by the Registrant’s shareholders for issuance under the Amended 2016 Plan, plus 814,020 Common Shares remaining available for issuance under the 2016 Plan as of the Approval Date that will be available for issuance under the Amended 2016 Plan, plus an estimated number of Common Shares subject to awards outstanding under the 2016 Plan that, pursuant to the Amended 2016 Plan, may again be available for future issuance under the Amended 2016 Plan in accordance with the terms of the 2016 Plan.

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per Common Share and registration fee have been calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended based upon the average of the high and low prices reported for a Common Share on the Nasdaq Stock Market LLC on June 12, 2019, which was $22.49.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The information specified in Item 1 and Item 2 of Form S-8 is omitted from this registration statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory note to Part I of Form S-8. Pursuant to Rule 428(b)(1) under the Securities Act of 1933, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Red Rock Resorts, Inc. Amended and Restated 2016 Equity Incentive Plan (the “Amended 2016 Plan”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below are filed with the Securities and Exchange Commission (the “Commission”) by the Company, and are incorporated herein by reference (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information).

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission on February 26, 2019 (the “2018 10-K”).

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2019, to the extent incorporated by reference into the 2018 10-K.

•	The Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019 filed with the Commission on May 8, 2019.

•

The description of the Company’s Class A Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 26, 2016, including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information) after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

To the fullest extent permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for any act or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Further, it states that the liability of a director of the Company to the Company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Article V of our Bylaws provides for indemnification of the Company’s officers and directors to the full extent permitted by Delaware law, as such laws exist as of the date hereof or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). These indemnification provisions may be sufficiently broad to permit indemnification of the company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

In addition, we have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

In any underwriting agreement entered into by the Company in connection with the sale of Common Shares, including the underwriting agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (File No. 333-207397), the Underwriters (as defined therein) will agree to indemnify, under certain conditions, the Company, its directors, its officers and persons who control the Company within the meaning of the Securities Act, against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The Exhibits to this Registration Statement are listed in the Exhibits Index which precedes the signature page hereto.

Item 9.	Undertakings

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Amended and Restated Certificate of Incorporation of Red Rock Resorts, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-207397) filed on May 2, 2016).

3.2	Amended and Restated Bylaws of Red Rock Resorts, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 333-207397) filed on May 2, 2016).

4.1	The description of the Company’s Class A Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 26, 2016, including any other amendments or reports filed for the purpose of updating such description.

4.2	Red Rock Resorts, Inc. 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.29 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-207397) filed on February 12, 2016).

4.3*	Red Rock Resorts, Inc. Amended and Restated 2016 Equity Incentive Plan.

5.1*	Opinion of Milbank LLP.

23.1	Consent of Milbank LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature page to this Registration Statement)

99.1	Form of Non-Qualified Stock Option Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.30 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-207397) filed on February 12, 2016).

99.2	Form of Restricted Stock Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.31 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-207397) filed on February 12, 2016).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 14, 2019.

Red Rock Resorts, Inc.

By:	/s/ Jeffrey T. Welch
Name:	Jeffrey T. Welch
Title:	Executive Vice President & Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank J. Fertitta III, Stephen L. Cootey and Richard J. Haskins, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/S/ FRANK J. FERTITTA III	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Frank J. Fertitta III

/S/ STEPHEN L. COOTEY	Chief Financial Officer (Principal Financial and Accounting Officer)
Stephen L. Cootey

/S/ LORENZO J. FERTITTA	Director
Lorenzo J. Fertitta

/S/ ROBERT A. CASHELL, JR.	Director
Robert A. Cashell, Jr.

/S/ JAMES E. NAVE, D.V.M.	Director
James E. Nave, D.V.M.

/S/ ROBERT E. LEWIS	Director
Robert E. Lewis